Exhibit 10.1
August 9th, 2020

Paul Andrew Appleby
175 Britton Avenue
Atherton, CA 94027

Dear Paul:

Elasticsearch, Inc. (the “Company”), is pleased to offer you employment with the Company on the terms described below.

1.Position. Your position will be President, Worldwide Field Operations, reporting to the Chief Executive Officer, Shay Bannon. As this offer is for a position that will be an “executive officer” position (as such term is defined in Rule 3b-7 under the Securities and Exchange Act of 1934 (the “’34 Act”)) and an “officer” position (as such term is defined in Section 16 of the ’34 Act), the terms of this offer letter and your appointment to the position contemplated hereby are subject to the approval of the board of directors of Elastic N.V. (the “Board”) and the Compensation Committee of the Board (the “Compensation Committee”).

2.Compensation.

a.Base Salary. You will be paid a starting salary at the rate of $500,000 per year, which will be paid in accordance with the Company’s standard payroll policies and subject to applicable withholdings and other required deductions.
b.Sign-On Bonus.  The Company will also pay you a one-time, non-recurring sign-on bonus of $200,000 which you will receive in the first payroll after your start date. The signing bonus is taxable, and all regular payroll taxes will be withheld. In the event that you resign, or are no longer actively providing services, or your employment with the Company terminates at any time within your first 12 months, you will be responsible for reimbursing the Company this amount pro-rated by 1/12th for every month of employment served, and you hereby consent.  Any sign-on bonus paid will not be part of normal or expected salary or compensation for any purpose, including the calculation of severance, if any, upon termination.
c.Annual Incentive Compensation. Your annual target incentive compensation for fiscal year 2021 will be equal to 60% of your annual base salary, less applicable withholding, and will be subject to the terms and conditions of the Company’s Executive Incentive Compensation Plan or any successor plan or arrangement adopted and implemented by the Company.
You should note that the Company reserves the right to modify salaries and/or incentive compensation opportunities from time to time as it deems necessary.

3.Equity Award. Subject to the approval of the Board or the Compensation Committee, you will be granted awards covering ordinary shares of Elastic N.V. with an aggregate approximate value of $8,000,000 (each an “Equity Award”, and together, the “Equity Awards”). 75% of the value of the Equity Awards will be in the form of a restricted stock unit award, and 25% of the value of the Equity Awards will be in the form of a stock option grant to purchase shares of Elastic N.V.

The dollar value of each Equity Award will be converted into a number of shares subject to the Equity Award at the time the award is granted in accordance with our equity grant practices in effect at that time. Each Equity Award will vest over a 4-year period with 25% of the total original number of shares subject to the applicable Equity Award vesting on the 1 year anniversary of your vesting commencement date, and the remainder vesting ratably thereafter on designated vesting dates over the following 3 years in accordance with our equity grant practices, subject to your continuous service with the Company or its affiliates through each vesting date. Each Equity Award will be subject to the terms and conditions set forth in the Elastic N.V. Amended and Restated 2012 Stock Option Plan or a future equity plan, a standard form of either a restricted stock unit award agreement or an option award agreement adopted under such plan, as applicable, and our equity grant practices in effect from time to time.

4.Vacation and Holidays. During your employment with the Company, you will be entitled to 4 weeks of paid vacation during each calendar year, which shall accrue ratably over the calendar year and be pro-rated for the remainder of this calendar year. Such vacation shall be subject to and taken in accordance with the vacation policies of the Company. We strongly encourage you to take the vacation that you accrue in a calendar year in the same calendar year. Vacation must be taken by you at such time or times as mutually agreed between you and the Company. You will also be entitled to the paid holidays as set forth in the Company’s policies. Upon termination of your employment with the Company, you will be paid for any unused vacation accrued by you as of the termination date.

5.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in the employee benefit plans, if any, currently and hereafter maintained by the Company, subject in each case to the terms and conditions of the plan in question, including any eligibility requirements set forth therein, and the determination of any person or committee administering the plan. You should note that the Company may modify or terminate benefits from time to time as it deems necessary or appropriate.

6.Severance & Change of Control Benefits. As an executive of the Company, you will be eligible to receive severance and change of control benefits under certain circumstances pursuant to a Change in Control and Severance Agreement to be entered into between you and the Company, in substantially the form of the Company’s standard agreements with its executives (the “Severance Agreement”). Accordingly, your potential severance and change of control benefits and the terms and conditions thereof shall be set forth in the Severance Agreement.

7.Confidential Information and Invention Assignment Agreement. Like all Company employees, you will be required as a condition of your employment with the Company, to sign the Company’s standard Confidential Information and Invention Assignment Agreement.

8.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause or notice. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

9.Location: You will work from the Company’s Mountain View, CA Office.

10.Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting, or other business activity without the written consent of the Company. In addition, while you render services to the Company, you will not assist any person or entity in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company.

11.Withholding and Required Deductions. All forms of compensation referred to in this letter are subject to all withholding and any other deductions required by applicable law.

12.Entire Agreement and Governing Law. This letter supersedes and replaces any prior or contemporaneous understandings or agreements, whether oral, written or implied, between you and the Company regarding the matters described in this letter. This letter will be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law.

13.Counterparts. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile, electronic, or scanned image will have the same force and effect as execution of an original, and a facsimile signature, electronic, or scanned image will be deemed an original and valid signature. If you wish to accept this offer, please sign electronically as presented.

As required by law, your employment with the Company is also contingent upon your providing legal proof of your identity and authorization to work in the United States. If visa sponsorship is needed, employment may not commence until an approval notice is received by the Company from USCIS. Employment may be contingent upon successfully obtaining an export license, if one is required for you to perform the duties you are being hired to perform. In addition, the Company may conduct a background verification and/or reference check, not to exceed the limitations of the law, and you acknowledge that this offer is contingent upon our receipt of satisfactory results of any and all performed checks.  You acknowledge and agree that by signing this offer and returning it to the Company, you are consenting to the Company's performance of such background verification and/or reference checks.

[Signature page follows.]

This offer, if not accepted, will expire at the close of business on August 11, 2020.

We look forward to your favorable reply and to working with you at Elastic.

Very truly yours,

Elasticsearch, Inc.

/s/ Leah Sutton
Leah Sutton, SVP Global HR

August 9, 2020
Date

ACCEPTED AND AGREED:

/s/ Paul Andrew Appleby
Paul Andrew Appleby

August 10, 2020
Date

Anticipated Start Date: August 24, 2020